CPS TECHNOLOGIES CORP.

Moderator:    Ralph Norwood

May 6, 2014

4:30 p.m. ET

Operator:               Good afternoon.  My name is Bridget.  I will be your conference operator today.

                              At this time, I would like to welcome everyone to the CPS Technologies Corporation First Quarter 2014 investor conference call.

                              All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.

                              If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

                              And now I would like to turn the call over to Ralph Norwood, Chief Financial Officer.  Please go ahead, sir.

Ralph Norwood:   Thank you, (Bridget).  Good afternoon, everyone.  Before we begin the business portion of the call, I would like to point out to all of you that the statements in the conference call that are not strictly historical are forward looking statements within the meaning of the private securities litigation reform act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’s operations and environment.

                              These uncertainties include economic conditions, market demands and competitive factors.  Such factors could cause actual results to differ materially from those in any forward looking statements.

                              Now to the results of the first quarter:  Our revenues for the quarter totaled $6 million, a 19 percent increase versus the first quarter last year.  As most of you know, the nature of our business can be volatile from quarter to quarter.  However this was the fifth consecutive quarter of revenue growth when compared with the same quarter of the previous year.

                              Gross margin increased to 26 percent of revenue for the quarter, up from 18 percent in the same quarter a year ago, driven by volume.  Selling general and administrative expenses in the quarter rose 25 percent.  This was higher than revenue growth, but about half of this increase in spending was due to increases in sales and marketing in the form of commissions, consultants travel and sales conferences.

                              We know there is business out there and this spending is aimed at identifying new customers and applications for our technology.   Grant will elaborate on some of these initiatives later in the call.

                              Operating profit in the quarter totaled $413,000 versus $14,000 a year ago.  Once again, the driver of the improvement was higher sales, which also reflects the leverage we have when we grow the top line.

                              Now turning to the balance sheet:  days’ sales outstanding were 68 days, which is line with our historical ratios.  Inventories were flat versus last quarter at $2.2 million and during the 1ast 12 months, our inventory turned nearly eight times, which reflects the facts that we produce to orders rather than keeping product on the shelves.  Capital expenditures totaled $107,000 in the quarter. This compares with depreciation of about $150,000.

                              Finally on the balance sheet, we have a deferred tax asset of about $2.3 million and that will shield us from paying taxes of about $7 million of pre-tax income in the future.

                              Now turning to the liability side:   Our payables in total were in line with last year’s averages and we ended the quarter with zero bank debt and a committed line of credit of $2 million.  Last year at this time, we had borrowed $600,000 on the credit line so that’s indicative of substantial cash flow over the period.

                              Finally let me comment of cash: , You’ll notice a decline from $1.5 million at year end to $900,000.  We expected this and you can see that by the fact that receivables increased by $1.5 million.  Essentially what happened is that the sales in the fourth quarter were front-end loaded so that a large portion of those sales were actually collected in the fourth quarter.  And that had the effect of  ballooning cash at year end and lowering receivables by over $500,000.  So the first quarter was nearly a correction to more normal ratios.

                              In summary, at the end of the quarter our current ratio is 3.1, up from 2.0 a year ago and our debt to equity was 0.3.

                              At this point, I’d like to turn the call over to Grant who will offer his comments.

Grant:                    Thank you, Ralph.  Welcome everyone, thank you for joining us.  We believe in the continuous improvement here and that included continuous improvement in the clarity of our communications.

I thought it might be helpful to divide my comments into two categories.  First the big picture and secondly, comments on specific events of the quarter just ended.  I make this distinction because the events of any particular quarter are best or most accurately understood if they are interpreted in the context of the big picture.

                              I have two big picture observations that I hope will help you understand our growth opportunities as well as our quarter to quarter volatility.  Observation number one is that we are participating today and we will be participating in the future in markets that are growing in double digits and that are generally global in nature.

                              We are very excited about our near term, intermediate term and long term growth opportunities.  Just in the electronics area, our markets are growth markets because our products address and benefit from two macro trends.

                              One trend is the increasing electrification of the world.  This is occurring not only in the automotive sector, but in other sectors such as aerospace where fly by wire is penetrating into all kinds of aircraft.  This electrification is occurring in electric machinery, medical equipment and even the electrical grid itself is undergoing a type of electrification in the sense that inverters, power modules, and control modules are being used in increasing numbers to connect additional power sources to the grid and to control the grid.  We have products either being sold into or being evaluated in each of these end markets.

                              The second macro trend is really the practical implications of Moore’s Law.  Moore’s Law, of course, applies to integrated circuits and  indicates that there will be greater functionality and performance for a given die size.  As that continues to occur, it creates an ongoing need for improved thermal solutions and metal matrix composites bring a great deal to bear to that fundamental challenge.

                              These two macro trends give us many, many opportunities.   Our two largest sources of revenues today are the traction market, which is electric trains and subway cars,  and the hybrid and electric vehicle market.

                              Both of these markets are growing at between 10 and 15 percent per annum today and most market researchers indicate that they believe these markets will continue to grow at that rate for the next 5 to 10 years.

                              Observation number two is that there is, and will continue to be, quarter to quarter volatility in our financial results until our customer base is much more diversified.  This quarter to quarter volatility is not indicative in and of itself that the business is growing or declining; it’s simply inherent in the products that we make and the nature of our customers’ demands.

                              As a supplier of components to OEMs, our sales cycle is long, often three years or more, but once we are selected or designed-in by a customer, our products are typically used by them for many years.  We are often the sole source of specific components for our customers and therefore, our revenue stream is dependent on the success of our customers’ products.

                              Our revenue stream in any quarter is determined not only by our customers end product demand, but by their manufacturing schedule, inventory policies, et cetera.  Those of you who have followed us for a while have experienced that both sides of this volatility. In mid-2012, there was a train crash in China that rippled through the traction market and demand declined.

                              On the opposite side of the coin, in the quarter just ended, a major customer did pull in several hundred thousand dollars of  purchases for a variety of reasons including wanting to increase their safety stock while their factory was expanded.  This favorably affected the quarter.

                               We currently sell to 75 to 80 customers in a typical year. Currently sales for our largest three customers represent roughly two-thirds of our revenue.  We have a strategic objective to diversify this customer base and to bring on board other major customers.  Of course, this will allow us to be less dependent upon the success of any single customer.   We are making real progress on this initiative.

                              Let me turn and comment briefly on some specific aspects of the quarter just ended.  Comment number one is as mentioned, the quarter includes several hundred thousand dollars of sales that a customer pulled in and that was not in our forecast,

                              Secondly, in the quarter, we are delighted that our activity in the oil and gas area increased significantly. In the quarter just ended we were heavily involved in the manufacturing scale up of the fracking spheres that have been in product development, prototyping and testing for some time.  We are now shipping on a weekly basis and although there are some challenges in the scale up, we expect revenues from this product line will increase with each quarter going forward.

Thirdly, as Ralph indicated, our sales marketing expenses were up fairly significantly and this is a key part of our annual plan for 2014.       We have added sales representatives in Israel and we’ve added two representative covering territories in the United States that previously we have not had sales representation -- the Mid-Atlantic area and the Rocky Mountains.  These representatives are already generating opportunities for us.

                              Both sales personnel and senior management have been on the road. For example, since or last call, I’ve been in Europe, Taiwan, California and to a number of customers here in New England.  We are out on the road and it’s starting to pay dividends.

                              We have hired a consultant in the technical sales area in armor to help us refine our marketing approach and marketing materials.  As you’re all aware, the Defense Department is not buying new vehicles or armor as they have in the past and so we are turning our attention to commercial applications and we are encouraged at the progress we are making there.

                              Finally we’ve commented several times that our penetration in Japan has been slowed by a competitor creating uncertainty in the market relating to some patent issues. We continue to move forward to try and get that issue fully resolved.

                              Switching from operations of the business to other issues, in the first quarter we began our application to be listed on Nasdaq.  There is a whole series of requirements and steps; there are one or two that are yet to be done, but we are moving forward on that front.

                              We are holding our annual meeting a week from tomorrow on May 14th at the offices of Wilmer Hale in Boston, and we certainly invite all of you to participate in that meeting.

Let me stop there and open the call for questions.

Operator:               And at this time, if you would like to ask a question, press star then the number one on your telephone keypad.  Again that’s star one to ask a question.

                              And your first question comes from the line of Mo Howard with Brinmore Trust.

(Mo Howard):       It’s a beautiful day down here so everybody is out playing golf.  Is there a replay number to hear this conference call on over the next few days.

(Ralph):                 We don’t do a replay, but we do publish a transcript.

(Mo Howard):       OK, thanks.

(Ralph):                 That will be published within two days.

(Mo Howard):       OK, my other question is, can you name any of the automotive customers that people can identify with say some car make – brands?

(Grant):                 Yes, our products are currently used in the following hybrid cars, among others, the Audi Q5, Audi A6, the Renault Fluence, the Mercedes S Class Hybrid, BMW 7 Series Active Hybrid.

(Mo Howard):       Sounds like good pedigrees.  Thank you.

                              Your next question comes from the line of (Fred Milligan) with Wunderlich Securities.

(Fred Milligan):     Nice quarter, guys.

(Grant):                 Thank you, (Fred).

(Fred Milligan):     The accounts payables seemed high.

(Ralph):                 Actually it’s pretty, pretty normal, Fred.  At the end of the quarter, it was $1.5 million and if you look at three of the four quarters last year, it was between $1.4 and $1.6 million.

(Fred Milligan):     OK.

(Ralph):                 So it’s pretty normal.  If anything, I might have expected it to be a tad higher because the business was up, but very normal.

(Fred Milligan):     Are you getting any pushback in regards to pricing?

(Ralph):                 In most cases, we do.  We are often sole source, but it’s not always the case.  We typically have annual price negotiations with a couple of key customers and we have to deal with pricing pressure directly.  The strategy we have first and foremost is to keep our costs down.

                              We do have a competitive environment.  Going forward on a positive note, when we do get into Japan, many of the large potential customers there want a second source and we will be the tiger.  We will be the competitor.

(Fred Milligan):     Who is the competition right now?

(Grant):                 We talk about two types of competition.  One is direct competitors who make metal matrix composites.  Our largest in primary competitor is a company called Denka in Japan.

                              There are some …

(Fred Milligan):     That’s the one you have issues with?

(Grant):                 Yes.  And then more broadly our competition is other materials such as copper tungsten and copper molybdenum or even copper itself.  There are a variety of companies that, of course, make components out of those metals.

(Fred Milligan):     In the fracking business, do you expect long term contracts?  How does that work?

(Grant):                 We are partnered with a company that has a very significant presence in supplying their products to the oil and gas drilling industry.  The oil and gas drilling industry is not a long term contract business in the sense that folks go to an oil field and they drill wells and then they move on and turn the wells over to operators.

                              So what we are producing is really not subject to a long term contract, but we are very confident that the demand will be there for a fairly long period time -- essentially as long as folks are using hydraulic fracturing for exploration there’s an opportunity for us.

(Fred Miligan):      What could you expect in terms of revenues?

(Ralph):                 At this point, we just don’t know, but it certainly has the potential to be in the top five of our big customers.  And if reaches that level, Fred, this is something that could last for ten years or more.  There’s every indication this is a long term not a blip.

                              But frankly, it’s just too early to be able to quantify it, except we know that it could be very big.

(Fred Milligan):     Are there any other areas that have a potential or could be rather significant?

(Grant):                 We of course talked about armor and our contract with the army has come to a close.  We feel very confident that we have a superior solution for light weight armor for many vehicle applications.  We are going to continue to interact with the Army even though the major contract is over.

                              The Army is providing some funding on some much shorter term programs to allow us to stay fully engaged with them, but believe that we’ve got a product that we can really take to the commercial markets and so we are actively involved in doing that.

                              We also have a variety of prototypes, most of which would be too early to comment on in other structural applications.  Just to give you an example, we working on an opportunity for a robotic arm that goes into semiconductor capital equipment – the customer is looking for something very light weight and stiff.

                              In terms of other electronic markets, the aerospace and satellite market is increasingly important.  I was in California recently and over half of the customers we were calling on produce products for satellites.  Today we have products in each of the current generation of GPS satellites that the military is putting into space.

                              So traction, hybrid vehicles, aerospace, satellite applications – and Ralph points out that we have a number of products that go into radar applications – these are all important markets for us.

(Fred Milligan):     Occasionally you see on TV, cars being made lighter and stronger.

(Grant):                 (Fred), you’re right on mark.  I mentioned that many members of our staff have been in Europe.  We have some structural components, ranging from  exhaust components to reinforcing bars, that are being evaluated by several different automotive companies.

                              Price is always a real issue in the automotive area, but weight reduction is critical.  We are spending time and money in the sales marketing and product development areas,  interacting with a number of different automotive companies.  The feedback is positive, but it is just premature to make any forecasts.

Operator:               And your next question comes from the line of (Michael Epstein) with (Northeast Securities).

(Michael Epstein): Gentlemen, I compliment you on a nice quarter.  I do have to say that Fred extracted a lot of information that was going to be my questions.  As far  you know the new opportunities, I think you answered them very well.  And I wish you the best in the new quarter in the year.

                              Any guidance where we’d become capacity restraint?  Do we have enough physical capacity to get up to the $40 million, 50 million range?  And do you expect any equity offering in the next year?

Ralph Norwood:   Nice to hear from you, Michael;   looking forward to you visiting us soon.

(Michael Epstein): Yes, I am also, myself.

Ralph Norwood:   We believe we could at least double our business in our current space without a lot of extra equipment, and certainly without any additional floor space.  And we also feel we can bring on direct labor folks in the area to do that.

                              Beyond that, there are any number of facilities not far from us that we could either move to or co-locate.  With respect to financing, nothing is contemplated.  I think somewhere down the road, we would probably do that – not only to raise some cash, but also to expand the shareholder base and increase the volume and stock.  But, we have no immediate plans to do that.

(Michael Epstein): OK, thank you.

Operator:               And your next question comes from the line of Mike Hyde with Jeffries.

(Mike Hyde):        Hi, folks.  I’ll echo too --  nice quarter.  My questions are all about numbers, taxes, margins and pricing?  Just first, Ralph, could you walk us through just your income tax provision, your deferred tax asset and any – you know where are you on loss carried forwards --  things like that?

Ralph Norwood:   Sure.  We have a deferred tax asset of about $2.3 million. The way that works is think of our tax rate as about 35 percent, maybe a little bit higher on a statutory basis.  That means taxes on the next $7 million, or thereabouts,  of earnings will simply show up as a book tax expense that will not require any substantial cash outlays.  Occasionally you know there is a $10,000 to $20,000 you have to pay the state, but those loses we’ve had in the past will provide a shield and it’s a very valuable number.

(Mike Hyde):        So basically you are operating profit is your cash profit?

Ralph Norwood:   That’s correct.  As a matter of fact, cash is even higher than that because before we get to our operating profit we are deducting stock compensation and in addition to that our depreciation has exceeded our CapEx the last few years.

(Mike Hyde):        OK.

Ralph Norwood:   But ongoing,  profit is a good proxy for cash.

(Mike Hyde):        Yes, and then on your net margins -- are you willing to say that you can foresee with current business momentum continuing improvement and net margin through 2014?

Ralph Norwood:   Volume is a big indicator here and as Grant said, we have volatility quarter to quarter; but you can see last year, we had 18 percent and this year, we had 26 and the reason was we increased a million dollars in revenue and put almost 50 percent of that into margin.

                              So volume is a big indicator, but I know where you headed and let me say that over long term, we certainly should be moving north of 30 percent in margin.  It’s just that in a matter of two-year timeframe, we might end up wanting to go for volume and lower prices in certain areas.

                              So it’s a focus on return on investment and the end result is margin, but I think north of 30 percent is something you can model looking out two, three, four years.

(Mike Hyde):        As yet structural lines are too small part of the overall product mix to talk about what profit margin might be versus electronics?

Ralph Norwood:   Yes, it’s way less than 5 percent of our business at the moment.

(Mike Hyde):        OK, and lastly, pricing, whether with respect to the umbrella of copper pricing for your electronics business or other substituted materials. Grant mentioned copper tungsten so it’s primarily copper.

                              But you know for structural, there could be other materials involved too.  How do you feel with regard to pricing;  have you had to do any adjusting of prices and pricing here as your total revenue has increased?

Ralph Norwood:   Well, as I indicated earlier, in many cases, Mike, we are the sole source.  It doesn’t mean that when we are selling to a customer involved in automotive that they don’t  annually ask for price reductions.

                              But in situations where we do have a direct competitor supplying material, we periodically, usually once a year, have to think hard about comparing pricing at different volume levels and make those kinds of tough decisions.

                              But at the end of the day, we have special technology and it gives us a leg up and more often than not we can have a little bit higher price than a competitor because of our technology.

(Mike Hyde):        It’s my understanding that your competitor as fat margins on its AlSiC business in Japan?

Ralph Norwood:   I believe that’s a fair assessment and that should provide us an opportunity.  Another element,  at least temporarily, has been helpful to them is the exchange rate.   The dollar has strengthened from about 80 yen to over a 100 yen.  That gives them an advantage where they do compete against us.

(Mike Hyde):        Thanks.

Ralph Norwood:   Thank you.

Operator:               And your next question comes from the line of Dan Capozzo with Invicta.

Dan Capozzo:       Hi.  Good afternoon, Ralph.  Hi, Grant.  You mentioned Moore’s Law, could you remind me again on the application there on the packaging side for the semiconductor side of things.  What exactly – what types of applications you are currently getting business from?

(Grant):                 We make a variety of heat spreaders.  Our end customers include LSI Logic, Xilinx, Avago, Agilent and HP.

The fabless semiconductor company will design die in the US, source the silicon from Taiwan, and then have a contract assembler in Asia put the die in a package.  We provide the heat spreader or lid for that package.

                              Our applications tend to be aerospace applications or applications that require physically large die or in some in cases multi-chip modules where they want a stiff , CTE match material to ensure that the heat spreader is in contact with the back of a die or substrate.

                              There applications are the most volatile part of our business;  but it’s definitely growing and to the extent that dies increase in size or power then what we have to offer becomes more important.

(Dan Capozzo):     OK, that’s helpful.  Now would your customers be the ones you mentioned or were they be the like the packaging houses, like an Amkor or you know …

(Grant):                 It’s both.  There has been a shift here over the last several years;  two or three years ago probably 80 percent of the business, the POs, came from the semiconductor companies themselves.  Today, it’s very common for us to interact with one of these customers in the design stage,  but once the design has been approved and we next hear from the contract assemble,  and it’s with that contract assembler that we do the price negotiations, refine the final quality specifications and so forth.  Today, probably 80 percent of the actual POs come from the contract assemblers and 20 percent from the IC companies themselves.

(Dan Capozzo):     OK, great.  And then in the past, you also mentioned that the opportunity in the automotive space outside of the hybrid and electric cars, any update there?

(Grant):                 We are active, but have no news here.   As we indicated in answering Fred Milligan’s question, we have some prototype structural components that are being evaluated by different automotive companies;  their goal is to reduce weight.

                              We also get from time to time, the opportunity to quote on some automotive electronics that are used in traditional internal combustion engine automobiles.  For example, there is an engine control module in every car on the road and there are electronics these days, of course, in all kinds of systems such as collision avoidance and traction control.   We don’t currently have any production products in those areas, but nonetheless, they are trying to make all these electronic subsystems lighter weight and to fit in a smaller space.  And so we are interacting with and providing quotations to those folks.

(Dan Capozzo):     OK, thanks for the question.

Ralph Norwood:   Thank you.

Operator:               And your next question comes from the line of David Birnie  (Private Investor).

(David Birnie):      Good afternoon.

Ralph Norwood:   Good afternoon, David.

(David Birnie):      How are you doing?  I have a couple of I guess big picture questions.  One has to do with the specifically the market in Japan and more specifically with the automobile market in Japan.  How confident you feel that you’ll be able to make some progress in that area and how much of that do you think is dependent on this – the current patent case that’s pending at this time?

                              The other question has to do with the armor program and if you have any sense of when you could see some meaningful revenues come in, in that department?

(Grant):                 Let me address the second question first.  As I’ve mentioned, we’re just concluding the four-year contract with the Army.  The product that we’ve developed is focused on light-weight armor for vehicles.

                              Although we continue to interact with the Army and we would be under consideration for any significant vehicle program that the Army might move forward.  Nonetheless, the Army is not purchasing at the moment and so our focus is on looking for commercial applications and also military applications outside the United States.

We are doing some fairly significant ballistics testing on our own nickel of some configurations.  We’ll be exhibiting at very large European armor show called Eurosatory in Paris in just about six weeks.  We aren’t in a position to forecast revenue, but I certainly would be very disappointed if we didn’t have some at least some initial sales before the end of the year in that area.

                              Let me turn to the – your first question in Japan just very briefly.  A competitor has been asserting that our base plate infringes their Japanese patent.  We don’t believe it does infringe, but proving non infringement can be difficult.

                              We also believe the patent should not have been issued in the first place and so we’ve asked the Japanese Patent Office to re-examine the patent. That re-examination occurred at one level;  the Japanese patent office required our competitor to narrow some of the claims.

                              But the uncertainty still remains and so we have gone to the next level and asked the intellectual property court to examine the patent with the belief that the patent itself should be invalidated, which would be the clearest resolution of the issue.

                              We have continued to interact primarily with the major module suppliers in Japan.  In Japan, some of the automotive companies make their own modules.  Some buy modules from the module suppliers.

                              They are no standards.  There are many, many different modules designs and our goal is to be present and under consideration as companies are looking at and making decisions for the next models.  Again, it’s a very dynamic market place and very difficult to project where we’ll be successful and where we won’t be successful.

Ralph Norwood:   But just two points, David to elaborate on what Grant said.  First, as I think you’re aware, we are taking the initiatives here because the competitor is, if you will, whispering in the ear of potential customers that this could be an issue and so we have taken the initiative to kind of clear that up.

                              Second point is all of the names you can imagine where we’ve been in contact with and many of them want us at least as a second supplier.  Part of that is because of the tsunamis that happened there and the other part I think is the competitor, frankly, has had the market to themselves and been able to price accordingly.

                              And as Mike Hyde indicated, we think that they are making very attractive margins and that we can slip in there without being necessarily the lowest priced one, but enjoy good long term success.  We are quite confident of that.

(David Birnie):      Just one follow up to you.  Have you had any kind of feedback at all from – as far as when this decision is coming down?

(Grant):                 Yes, we believe it will be sometime this year.  It will be in the fall.

(David Birnie):      OK, thank you.

Ralph Norwood:   Thank you.

Operator:               And you do have a follow-up question comes from the line of (Mo Howard) with Brinmore Trust.

(Mo Howard):       Hi.  Yes, one last question, you mentioned you had a couple of hundred thousand dollars of extra business that was abnormal in this quarter.  Are you trying to set up for a little disappointment in the second quarter because you had 200 grand of extra business in the first, it may be harder to match or beat that quarter or you don’t want to say?

Ralph Norwood:   No, let me address this.  As Grant indicated, the important point here is that we will have short term volatility within a quarter.

(Mo Howard):       Right.

Ralph Norwood:   And we used a couple of examples that went down and went up.  This past quarter, very candidly it was higher.  We enjoyed that and thank you very much.  Whether it continues in the second quarter – it may continue for a while, but probably not for the full amount.

                              But we are not forecasting the quarter per se; but I can tell you that we will have volatility, but that we have this long term goal.  So the purpose was not to set you up, but rather to help shareholders understand where our business is headed.

(Mo Howard):       Well, yes, I understand that you can’t predict and don’t want to predict.  But still I was hoping to be enough sort of dynamics that 200 grand isn’t that much money …

Ralph Norwood:   Last year,  if you look forward to the second quarter …

(Mote Howard):    Yes.

Ralph Norwood:   Again, we are not in the business of forecasting per se, but last year, we did $5.3 million and we won’t be far off that up or down in the second quarter.

(Mo Howard):       OK, thanks a lot.  Appreciate it.

Ralph Norwood:   Thank you.

Operator:               And your next question comes from the line of (Warren Silver) with Wells Fargo Advisers.

(Warren Silver):     Congratulations on a nice quarter, Gentlemen.  You mentioned that the oil and gas business is improving significantly and the shipping is increasing weekly.  And I find it that you hire sales representative in mid-Atlantic region, which might include the Marcellus Shale area.

                              You have a west – the mid-continental representative, which includes the Bakken formation.  Would you anticipate a possible gentle rise in sales because it’s increasing weekly and the shipping is increasing significantly, is it possible for gentle rise of sales to occur?

(Grant):                 Let me comment that we are – we are not doing the marketing ourselves to the end customer.  Our partner is doing the marketing and we have the manufacturing role.  So that the sales representatives that I alluded to – you know yes, they are located in those areas, but they are primarily focused in electronics.

Ralph Norwood:   And let me comment to that.  I’m not sure what you meant by tangential, but I suspect you meant a significant blip upward in a quarter and that’s not likely in the near term, the near term being next quarter, because we have technical issues to deal with and this is an emerging market.

                              What we believe if you look out, let’s say a year from now that this could be very significant, but it’s not going to be a sudden big blip in the current quarter.

(Warren Silver):     Thank you very much.  Appreciate the answer.

Ralph Norwood:   Thank you.

Operator:               And you do have another follow up from the line of (Fred Milligan) with (Wunderlick Securities).

(Fred Milligan):     I got two questions.  One you mentioned that there were customers 75 in total.  How many of the 75 to 80 are customers that are brand new in the last 12 months?

(Grant):                 I don’t have that exact number, but I’m going to guess 15 or so would be brand new within the last 12 months.  About five top customers account for the bulk of our revenue.  The rest of the customers fall into two categories.

                              One category is that they simply have a product where the demand is quite small.  For example, we make a part for a Swedish medical laser producer and they rave about this part.  It’s a critically important part.  It’s just – their total demand is quite small and probably always will be.

                              But the other category is customers - and these include some very, very large Fortune 500 customers - where what we are producing is prototypes for them.  Some of those products will eventually go into high volume production.

                              We are getting more skilled at being able to determine at an earlier stage whether an opportunity is likely to always be small or whether the opportunity is likely to grow into a substantial opportunity.

                              And we are – as we improve our sales marketing ability, we of course are seeking those opportunities that have the potential to become substantial.

(Fred Milligan):     The other question in regards to Nasdaq.  What has to be done and when will it be done?

Ralph Norwood:   Well, we checked off about 23 of the 25 requirements, There are a couple of little ones, but there are two of substance; one is we need a third independent director.

                              And that’s a subject that the board will be taking up in its next meeting later this month and we don’t have a timeline, per se, because this is an important decision on the company.  I think it will happen this year and it will be sooner rather than later in my judgement.

                              The second one is once we have that third independent director, we will go to Nasdaq and we say OK, everything is done.  They then spend one more week,  perhaps making sure the Is are dotted and the Ts are crossed and they say, “OK, you’re ready to go once you have $3 stock price for five consecutive trading days”.

                              Then we need five more consecutive days that it closes $3 or higher.

(Fred Milligan):     OK, if this quarter is done, any indication that should be a pretty easy thing to obtain.

Ralph Norwood:   It’s certainly possible.  I think I would not disagree with your observation.

(Fred Milligan):     OK, thanks a lot.  Have a good evening.

Ralph Norwood:   Thank you.

Operator:               And there are no further questions at this time.

Ralph Norwood:   Operator, could you just give the investors once opportunity to make sure that all the questions have been asked?

Operator:               And again, if you would like to ask a question, press star then the number one on your telephone keypad.  Again, that’s star one to ask a question.

(Grant):                 There are no other questions, let us thank you for joining the call.  We welcome you to visit anytime and we will look forward to speaking with you in about 90 days and seeing some of you in our annual meeting a week from tomorrow.  Thanks very much.  We’ll sign off.

Operator:               And thank you.  This does conclude today’s conference call.  You may now disconnect your line.

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